EXHIBIT 4.21


                                                                   SHOAL LAKE- 1

THIS OPTION AGREEMENT made as of January 31, 2003



BETWEEN:

                      PARKSIDE 2000 RESOURCES CORP., incorporated under the laws of British Columbia and having an office at 711 - 675 West Hastings Street, Vancouver, British Columbia V6B 1N2

                                                                    ("Parkside")

AND:

                      KENORA PROSPECTORS & MINERS, LIMITED, incorporated under the laws of Ontario and having an office at 326 1st Street North, Kenora, Ontario, P9N 2K7

                                                                      ("Kenora")

WHEREAS:

A. Kenora is the sole recorded and beneficial owner of 28 patented claims located in Glass Township Mining Division, Ontario and more particularly described in Schedule A attached to this Agreement (the "Kenora Property");

C. Kenora has agreed to grant to Parkside the exclusive right and option to acquire an undivided 100% interest in the mineral rights to the Kenora Property subject to the terms and conditions hereinafter provided.

NOW THEREFORE THIS AGREEMENT WITNESSES THAT the parties have agreed as follows:

1.       INTERPRETATION

         1.01 In this Agreement the following words, phrases and expressions shall have the following meanings:


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                                                                   SHOAL LAKE- 2

                  (a) "COMMENCEMENT OF COMMERCIAL PRODUCTION" means any milling operations of ore from the Kenora Property conducted by Parkside and shall include any milling operations in order to obtain a bulk sample for startup and/or metallurgical testing provided that any metals payable recovered from the bulk sample and sold for revenue at a refinery shall be subject to the NSR Royalty payable in accordance with Schedule B.

                  (b)      "KENORA   PROPERTY"  means  the  28  patented  claims
                           located in Glass Township Mining Division, Ontario and more particularly described in Schedule A.

                  (c) "LAC AGREEMENT" means Royalty Purchase Agreement dated the 17th day of December, 2002 between Kenora and Lac Minerals Ltd. whereby Kenora may purchase the royalty held by Lac Minerals Ltd. for $100,000 payable as to $50,000 on or before December 31, 2003 and as to $50,000 payable on or before December 31, 2004.

                  (d) "MINERAL RIGHTS" means the right to conduct Mining Operations for all precious and base minerals.

                  (e) "MINING OPERATIONS" means every kind of work done on or in respect of the Kenora Property or any portion thereof including, without limiting generality, investigating, prospecting, exploring, diamond drilling, preparing a feasibility study, property maintenance, driving adits and ramps and extracting ore.

                  (f) "NSR ROYALTY" means the net smelter returns royalty calculated and payable from the Kenora Property in accordance with the royalty agreement attached as Schedule B.

                  (g) "OPTION" shall have the meaning attributed to it in subsection 3.01.

                  (h) "PARTY" or "PARTIES" means the initial parties to this Agreement and their respective successors and permitted assigns which become parties to this Agreement.


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                                                                   SHOAL LAKE- 3

                  (i) "THIS AGREEMENT" refers to and collectively includes this Agreement and every Schedule attached to this Agreement.

         1.02 Words importing the singular number shall mean and include the plural and vice versa, and words importing the masculine gender shall include the feminine and neuter genders.

         1.03     Any  Schedules   annexed   hereto  shall  form  part  of  this
                  Agreement.


2.       REPRESENTATIONS AND WARRANTIES

         2.01     Kenora represents and warrants to Parkside that:

                  (a) It is a company duly incorporated, organized and validly subsisting and in good standing in the jurisdiction of its incorporation;

                  (b) It has the right to enter into this Agreement and that all corporate and/or other actions required to authorize it to enter into and perform this Agreement have been properly taken, subject to obtaining any consent which may be required from the appropriate regulatory authorities;

                  (c) Kenora is the sole legal and beneficial owner of the Kenora Property free and clear of all liens, charges and encumbrances except for those set out in Schedule C attached to this Agreement and the Lac Agreement;

                  (d) subject to Schedule C, there are no pending or threatened actions, suits, claims or proceedings regarding the Kenora Property;


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                                                                   SHOAL LAKE- 4

                  (e)      the  mineral   claims  have  been  duly  recorded  in
                           accordance with the applicable laws of Ontario and are in good standing;

                  (f) neither it nor any of its predecessors in interest or title have done anything whereby the Kenora Property may become encumbered, other than as disclosed in Schedule C; and

                  (g) all activities carried out on the Kenora Property by Kenora and, to the best of its knowledge, any prior parties who optioned the Kenora Property prior to the date of this Agreement, were carried out in strict compliance with all applicable environmental laws and regulation;

                  (h)      there are no  environmental  hazards  or  liabilities
                           currently   existing   or   relating  to  the  Kenora
                           Property; and

                  (i) the Lac Agreement is a valid, subsisting and the entire agreement enforceable according to its terms, is in full force and effect as at the date of this Agreement.

         2.02     Parkside represents and warrants to Kenora that:

                  (a) it is a company duly incorporated, organized and validly subsisting and in good standing in the jurisdiction of its incorporation; and

                  (b) it has the right to enter into this Agreement and that all corporate and/or other actions required to authorize it to enter into and perform this Agreement have been properly taken, subject to it obtaining any consent that may be required from the appropriate regulatory authorities.

         2.03 The representations and warranties hereinbefore set out are conditions on which the Parties have relied in entering into this Agreement and shall survive the acquisition of any interest in the Kenora Property by Parkside and the Parties will indemnify and save each other harmless


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                                                                   SHOAL LAKE- 5

                  from all loss, damage, costs, actions and suits arising out of or in connection with any breach of any representation, warranty, covenant, agreement or condition made by them and contained in this Agreement.

3.       OPTION

         3.01 Kenora hereby gives and grants unto Parkside the sole and exclusive right and option (hereinafter called the "Option") to acquire an undivided 100 percent beneficial interest in the Mineral Rights to the Kenora Property clear of encumbrances, save and except for the NSR Royalty, pursuant to subsection 5.01.

         3.02     Parkside may exercise the Option by:

                  (a) paying $125,000 on or before February 14, 2003 into trust with Kenora's lawyer which funds shall be used to eliminate the charges against the Kenora Property listed in Schedule C, payment of taxes, and any and all other liabilities related to the Kenora Property, the balance after such payments to be retained by Kenora;

                  (b) paying to Kenora a total of CAN$125,000 on or before August 27, 2003;

                  (c) paying to Kenora a total of CAN$125,000 on or before August 27, 2004;

                  (d) paying to Kenora a total of CAN$125,000 on or before August 27, 2005; and

                  (e) paying to Kenora a total of CAN$1,000,000 on or before August 27, 2006.

         3.03 Except as otherwise herein specifically provided, this is an option agreement only and nothing herein contained and no act done, payment made or amount expended hereunder shall obligate Parkside to do any


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                                                                   SHOAL LAKE- 6


                  further or other act, to make any further or other payment or to expend any further amount in doing Mining Operations hereunder, and in no event shall this Agreement or any act done, payment made or amount expended in doing Mining Operations hereunder be construed as creating an obligation of Parkside to perform any other Mining Operations hereunder or to proceed with a view to bringing the Kenora Property or any part thereof into production.

4.       RIGHT TO CONDUCT MINING OPERATIONS

         4.01 Subject to the provisions of this Agreement, Parkside shall have the sole and exclusive right:

                  (a)      to enter into and upon the Kenora Property;

                  (b)      to have exclusive and quiet  possession of the Kenora
                           Property  for  the  purposes  of  conducting   Mining
                           Operations;

                  (c) to carry out such Mining Operations using its own in-house personnel or outside contractors as Parkside in its sole discretion considers advisable including bringing or erecting upon the Kenora Property machinery, equipment and ancillary facilities including, without limiting the generality of the foregoing, housing, utility services, roads, conveyors, plants, buildings, waste areas, tailing areas and disposal areas or systems; and

                  (d) to remove from the Kenora Property and sell or otherwise dispose of minerals or metals derived therefrom and in order to obtain bulk samples for startup and/or metallurgical testing provided that any metals payable recovered from the bulk sample and sold for revenue at a refinery shall be subject to the NSR Royalty payable in accordance with Schedule B.


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                                                                   SHOAL LAKE- 7

5.       ROYALTY

         5.01 There shall be reserved to Kenora the NSR Royalty from the Commencement of Commercial Production.

         5.02 Kenora hereby grants to Parkside a right of first refusal on the purchase and sale of the NSR Royalty. If Kenora wishes to sell, or receive any good faith offer to purchase all or any part of the NSR Royalty (the "OFFERED INTEREST") which it is prepared to accept, Kenora shall give written notice to Parkside of all the material terms of such proposed sale (the "SALE TERMS"). The Sale Terms may contain a sale price stated in cash and/or equity consideration. Parkside shall then have 30 days, calculated from the date of receipt of the notice, within which to elect to purchase the Offered Interest on terms not less favourable to Kenora than the terms contained in the Sale Terms, it being agreed that Parkside shall be entitled to offer cash and/or equity equivalent in value to the equity portion of the consideration identified in the Sale Terms. If Parkside does not make an election within such 30 day period, Parkside shall be deemed to have elected not to purchase the Offered Interest. If Parkside does not elect to purchase the Offered Interest, then Kenora may sell the Offered Interest to any good faith third party on terms no more favourable to such third party than the terms contained in the Sale Terms within the 45 day period immediately following Parkside's 30 day election period. If Kenora does not complete the sale of the Offered Interest within such 45 day sale period, then Parkside shall once again have the right of first refusal to purchase all or any part of the Offered Interest not sold by Kenora. Nothing in this section shall apply to the issuance of shares in the capital of, or to a change in control of, any Party.

6.       COVENANTS

         6.01     Kenora covenants and agrees with Parkside to:


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                                                                   SHOAL LAKE- 8

                  (a) not do or permit or suffer to be done any act or thing which would or might in any way adversely affect the rights of Parkside hereunder;

                  (b) make available to Parkside and its representatives all records, files, data, reports, drill core, drill logs and all other geological information relating to the Kenora Property and permit Parkside and its representatives at their own expense to take abstracts therefrom and make copies thereof;

                  (c) cooperate fully with Parkside in obtaining any other rights on or related to the Kenora Property as Parkside deems desirable; and

                  (d) promptly provide to Parkside with any and all notices and correspondence form government agencies in respect of Mineral Rights associated with the Kenora Property;

                  (e) to indemnify and save Parkside, their directors, officers, employees or representatives harmless from all claims and demands, costs (including reasonable lawyers' fees and expenses incurred by Parkside), damages, actions, suits or other proceedings whatsoever arising out of or attributable to any environmental liability associated with prior work conducted on the Kenora Property prior to the date hereof; and

                  (f) make the payments referred to in the Lac Agreement in accordance with its terms upon receipt of the funds from Parkside.

         6.02       Parkside covenants and agrees with Kenora to:

                  (a)      to carry  out  Mining  Operations  in a  prudent  and
                           workmanlike manner to the best of its ability and using its best efforts, skill and judgment and in accordance with good mining, processing and engineering practices generally prevailing in the mining industry


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                                                                   SHOAL LAKE- 9

                           and in accordance with all applicable laws and regulations and all agreements, permits and licenses relating to the Kenora Property including all environmental laws;

                  (b) to pay and discharge all wages and accounts for material and services and all other costs and expenses that may be incurred by Parkside in connection with the Mining Operations on the Kenora Property, and to save Kenora harmless from and against all liens in respect of such Mining Operations which may be filed against the Kenora Property, and in the event of any liens being so filed, to proceed forthwith to have the same removed, provided that the foregoing provision shall not prevent Parkside from properly contesting in good faith any claims for liens which Parkside considers unjustified;

                  (c) to maintain any mineral claims in good standing under the Mineral Act (Ontario);

                  (d) to indemnify and save Kenora, its directors, officers, employees or representatives harmless from all claims and demands, costs (including reasonable lawyers' fees and expenses incurred by Kenora), damages, actions, suits or other proceedings whatsoever arising out of or attributable to the negligent acts or omissions of Parkside, its employees or representatives under this Agreement;

                  (e) to permit Kenora, its employees or duly authorized representatives, on reasonable notice to Parkside, access to the Kenora Property and technical data in order to examine any Mining Operations carried out by or on behalf of Parkside and results obtained, provided however, that neither Kenora, nor its representatives shall interfere with or obstruct the operations of Parkside, its employees or agents on the Kenora Property, and provided further that Kenora and its representatives shall enter upon the Kenora Property at its


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                                                                   SHOAL LAKE-10


                           own risk, and Kenora hereby agrees to indemnify and save Parkside harmless, its directors, officers, employees or representatives harmless from all claims and demands, costs (including reasonable lawyers'
                           fees and expenses incurred by Parkside), damages, actions, suits or other proceedings whatsoever arising out of or attributable to the negligent activities of Kenora, its employees or representatives, as the case may be, on the Kenora Property; and

                  (f) to leave the Kenora Property upon termination of this Agreement, if the Option is not exercised, in a condition that is substantially similar to the condition the Kenora Property was in when received by Parkside.

7.       SURFACE RIGHTS

         7.01     Kenora  agrees to enter into a 20 year lease with  Parkside in
                  accordance  with  the  lease  agreement   attached  hereto  as
                  Schedule D.

8.       DEFAULT

         8.01 If Parkside should be in default in making any payments or performing any other of its obligations hereunder, Kenora may give written notice to Parkside specifying the default. Parkside shall not lose any rights granted under this Agreement so long as, within thirty (30) days after the giving of such notice of default by Kenora, Parkside takes reasonable steps to cure the specified default. If Parkside fails to take reasonable steps within the thirty (30) day period to cure the default Kenora shall be entitled thereafter to terminate this Agreement by giving written notice of termination to the Parkside.

9.       TERMINATION

         9.01 If this Agreement is terminated prior to the exercise of the Option by Parkside, Parkside shall:


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                                                                  SHOAL LAKE- 11


                  (a) return to Kenora at no cost to Kenora 100% undivided right, title and interest in the Kenora Property, in good standing, free and clear of all liens and encumbrances;

                  (b)      deliver upon written request by Kenora, copies of all
                           exploration  and  development   data  not  previously
                           delivered; and

                  (c) remove from the Kenora Property within ninety (90) days of the effective date of termination all mining facilities erected, installed or brought upon the Kenora Property by or at the instance of Parkside, and any mining facilities remaining on the Kenora Property after the expiration of the said period of ninety (90) days shall, without compensation to Parkside, become the property of Kenora.

10.      ASSIGNMENT OF INTEREST

         10.01 During the subsistence of the Option, Parkside may not sell, transfer or assign this Agreement or all or any part of their right or beneficial interest in the Kenora Property without the express written consent of the other Party, such consent not to be unreasonably withheld.

11.      NOTICE

         11.01 All notices, demands and requests required or permitted to be given under this Agreement (a "Communication") shall be in writing and may be delivered personally, by facsimile, sent by or may be forwarded by first class prepaid registered mail addressed as follows:

                  (a)      if to Kenora:

                           Kenora Prospectors & Miners, Limited
                           326 1st Street North, Kenora, Ontario P9N 2K7
                           Fax: 807-543-4075
                           ATTENTION:  SUE DOBSON, PRESIDENT


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                                                                  SHOAL LAKE- 12



                  (b)      if to Parkside:

                           Parkside 2000 Resources Corp.
                           711 - 675 West Hastings Street
                           Vancouver, B.C.
                           V6B 1N2
                           Fax: (604) 685-3764
                           ATTENTION:  STEPHEN PEARCE, SECRETARY

                  or to such other address or addresses as either Party may from time to time specify by Communication to the other Party.

         11.02 Any Communication delivered personally or sent by facsimile shall be deemed to have been given and received on the business day next following the date of sending. Any Communication mailed as aforesaid shall be deemed to have been given and received on the fifth business day following the date it is posted. However, if there is a mail strike, slowdown or other labour dispute which might affect mail delivery, then the Communication shall be effective only if delivered personally or sent by facsimile.

12.      ARBITRATION

         12.01 If any question, difference or dispute shall arise between the Parties in respect of this Agreement, whether arising before or after the expiration of any term of this Agreement (including any dispute as to whether an issue is arbitrable) shall be determined by the award of three arbitrators to be named as follows:

                  (a) the party or parties sharing one side of the dispute shall name an arbitrator and give notice thereof to the party or parties sharing the other side of the dispute;

                  (b) the party or parties sharing the other side of the dispute shall, within fourteen (14) days of receipt of the notice, name an arbitrator; and


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                                                                  SHOAL LAKE- 13

                  (c)      the two  arbitrators  so named shall,  within fifteen
                           (15) days of the naming of the latter of them, select a third arbitrator.

         12.02 The decision of the majority of the arbitrators shall be made within thirty (30) days after the selection of the latter of them. The expense of the arbitration shall be borne equally by the Parties to the dispute. If the parties on either side of the dispute fail to name their arbitrator within the time limited or to proceed with the arbitration, the arbitrator named may decide the question. The arbitration shall be conducted in accordance with the provisions of the ARBITRATION ACT, 1991 (Ontario), and the decision of the arbitrator or a majority of the arbitrators, as the case may be, shall be conclusive and binding upon all the Parties.

13.      PAYMENT OF TAXES

         13.01 Parkside shall pay all rent and taxes associated with the Mining Rights attaching to the Kenora Property.

14.      ENTIRE AGREEMENT

         14.01 This Agreement contains the entire understanding between the Parties relating to the Kenora Property and entirely supersedes all negotiations, prior correspondence, letters of intent, prior agreements or understandings.

15.      GENERAL

         15.01 The Parties shall promptly execute or cause to be executed all documents, deeds, conveyances and other instruments of further assurance which may be reasonably necessary or advisable to carry out fully the intent of this Agreement or to record wherever appropriate the respective interests from time to time of the Parties in or with respect to the Kenora Property or the Mining Operations thereon.


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                                                                  SHOAL LAKE- 14


         15.02 A waiver or any breach of a provision of this Agreement shall not be binding upon a Party unless the waiver is in writing and such waiver shall not affect such Party's rights in respect of any subsequent breach.

         15.03    Any  modifications  of this  Agreement  shall not be effective
                  unless   made   in   writing   and   signed   by    authorized
                  representatives of all Parties.

         15.04 All terms and provisions of this Agreement shall run with and be binding upon the lands and estates affected thereby during the term hereof.

         15.05 The Agreement shall be governed by and construed in accordance with the laws of Ontario and the laws of Canada applicable therein.

         15.06 This Agreement shall enure to the benefit of and be binding upon the Parties hereto, their respective successors and their permitted assigns.


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                                                                  SHOAL LAKE- 15

         15.07 Time is of the essence of this Agreement and no extension or variation of this Agreement shall operate as a waiver of this provision.

IN WITNESS WHEREOF the parties hereto have executed this Agreement as of the day and year first above written.

PARKSIDE 2000 RESOURCES CORP.


By:    /S/ RUPERT L. BULLOCK
       -------------------------------------
       (Title: Rupert L. Bullock, President)



KENORA PROSPECTORS & MINERS, LIMITED


By:    /S/ SUE DOBSON
       -------------------------------------
       (Title: President & CEO)

                                                                  Schedule A - 1
                                                                      Shoal Lake


                   This is Schedule A to the Option Agreement
                    between PARKSIDE 2000 RESOURCES CORP. AND
                      KENORA PROSPECTORS & MINERS, LIMITED
                           made as of January 31, 2003




                         DESCRIPTION OF KENORA PROPERTY




The Kenora Property consists of the following patented claims:

D-149, D-200, D-201, D-201 (A PCL 2413), D-203 SW, D-204 (K-2460),  D-212, D-213
(K-2462),  D-214 (K-2938),  D-215 (K-2548),  D-216,  D-217,  D-228  (K-2978-79),
D-229, D-233, D-265, D-140 (K-1269), S-74, S-97 (K-3055-58), S-151 PARTIAL, MIN.
LOC. D-195, D-147, D-148, D-239, D-389, S-109, S-126, S-150, D-203 (K-2461)

                                                                  Schedule B - 1
                                                                      Shoal Lake

                   This is Schedule B to the Option Agreement
                    between PARKSIDE 2000 RESOURCES CORP. AND
                      KENORA PROSPECTORS & MINERS, LIMITED
                           made as of January 31, 2003




NET SMELTER RETURNS ROYALTY


1.       NET SMELTER RETURNS ROYALTY

         1.01 This NSR Royalty shall be read in conjunction with the Net Smelter Returns Royalty pursuant to the agreement between Parkside and Machin Mines Ltd., dated as of January 31, 2003 (the `Machin Agreement") whereby the total ounces produced for the purposes of calculating the NSR Royalty pursuant to 1.02 shall be equal to the combined ounces produced pursuant to this Agreement and the Machin Agreement.

         1.02     A NSR Royalty has been  reserved  to Kenora  under  subsection
                  5.01 of the Agreement. The NSR Royalty shall be:

                  (a) based on the price of the gold sales during the calculation period so that the royalty shall be on the first 350,000 ounces of gold after Commencement of Commercial Production equal to 2% net smelter returns only if the average LME price of gold is equal to or above US$400;

                  (b) on the next 650,000 ounces of gold after Commencement of Commercial Production equal to 2% net smelter returns; and

                  (c) on each ounce of gold in excess of 1,000,000 ounces after Commencement of Commercial Production equal to 1% net smelter returns.

                                                                  Schedule B - 2
                                                                      Shoal Lake

                           For clarity, although this royalty is calculated based on the price of the gold sales and ounces of gold produced, the royalty shall be paid on all payable metals.

2.       DEFINITION

         2.01 "Net Smelter Returns" or "NSR" for purposes of the Agreement are defined as follows:

                  (a) where all or a portion of the ores, concentrates or bullion derived from the Kenora Property are sold as ores, concentrates or bullion, the Net Smelter Returns shall be the gross amount received form the purchaser following sale thereof after deduction, if applicable under the sale contract, of all smelter/refinery charges, penalties and other deductions; or

                  (b) where all or a portion of the said ores, concentrates or bullion derived form the Kenora Property are treated in a smelter/refinery and a portion of the metals recovered therefrom are delivered to, and sold by Parkside, the Net Smelter Returns shall be the gross amount received form the purchaser following sale of the metals so delivered, after deduction of all smelter charges, penalties and other deductions, , and, if applicable under the smelter/refinery contract, all costs of transporting and insuring the metals from the smelter to the place of final delivery by the purchaser.

                  Where  any  ores,  concentrates  or  bullion  are sold to,  or treated in, a smelter/refinery owned or controlled by Parkside, the pricing for that sale or treatment will be established by Parkside on an arms-length basis so as to be fairly competitive with pricing, net of treatment charges and other related costs, then available on world markets for product of like quantity and quality.

                                                                  Schedule B - 3
                                                                      Shoal Lake

3.       PAYMENT OF NET SMELTER RETURNS

         3.01 Parkside shall calculate the Net Smelter Returns and the sums to be disbursed to Kenora as at the end of each calendar quarter.

         3.02 Parkside shall, within 60 days on the earlier of: (a) after a given months production or, (b) quarterly, as and when any Net Smelter Returns are available for distribution:

                  (a) pay or cause to be paid to Kenora in accordance with its interest pursuant to subsection 3.01 and 3.02 of this Schedule B that percentage of the Net Smelter Returns to which Kenora is entitled under the Agreement; and

                  (b)      deliver to Kenora a statement indicating:

                           (i)      the   gross   amounts   received   from  the
                                    purchaser contemplated in subsection 2.01 of this Schedule B;

                           (ii) the deductions therefrom in accordance with subsection 2.01 of this Schedule B;

                           (iii)    the amount of Net Smelter Returns remaining;
                                    and

                           (iv) the amount of those Net Smelter Returns to which Kenora is entitled,

                           supported by such reasonable information as to the tonnage and grade of ores or concentrates shipped as will enable Kenora to verify the gross amount payable by the smelter or other purchaser.

4.       ADJUSTMENTS AND VERIFICATION

         4.01 The records relating to the calculation of Net Smelter Returns payments shall be audited annually at the end of each fiscal year of Parkside:

                                                                  Schedule B - 4
                                                                      Shoal Lake

                  (a) any adjustment of payments to Kenora shall be made forthwith;

                  (b) a copy of the audited statement shall be delivered to Kenora;

                  (c) Kenora shall have thirty (30) days after receipt of such statement to question their accuracy in writing and failing such objection the statements shall be deemed correct; and

                  (d) Kenora or its auditor duly appointed in writing shall have the right at all reasonable times upon written request to inspect such of the books and financial records of Parkside as may be relevant to the determination of the Net Smelter Returns hereunder, and at their own expense to make copies thereof.

                                                                  Schedule C - 1
                                                                      Shoal Lake

                   This is Schedule C to the Option Agreement
                    between PARKSIDE 2000 RESOURCES CORP. AND
                      KENORA PROSPECTORS & MINERS, LIMITED
                           made as of January 31, 2003




Registered claims against the Kenora Property:


REGISTRATION NO.     REGISTERED HOLDER                               AMOUNT

226595               Lake of the Woods Electric (Kenora) Ltd.        $35,847.88

229409               Bestway Security Ltd.                           $11,478.14

229784               Nelson's Leisureland Limited                    $ 6,111.25

231167               Kidd, Gordon                                    $41,450.00

232041               Campbell North (78) Ltd.                        $58,475.76


Other charges or encumbrances on the Kenora Property:

None

                                                                  Schedule D - 1
                                                                      Shoal Lake


                   This is Schedule D to the Option Agreement
                    between PARKSIDE 2000 RESOURCES CORP. AND
                      KENORA PROSPECTORS & MINERS, LIMITED
                           made as of January 31, 2003




                         FORM OF SURFACE LEASE AGREEMENT

         This Agreement, effective as of the 31st day of January, 2003 is between Parkside 2000 Resources Corp. ("Parkside") of 711 - 675 West Hastings Street, Vancouver, British Columbia, V6B 1N2 and Kenora Prospectors & Miners, Limited ("Kenora") of o, Ontario

A. By an option agreement dated January 31, 2003 (the "Option Agreement") between Parkside and Kenora, Kenora has granted to Parkside an exclusive option (the "Option") to purchase an undivided 100% interest in the Mineral Rights currently held by Kenora in certain patented mining claims which are described in Schedule A to the Option Agreement (the "Property");

B.       Kenora owns the surface estate in the Property;

C. Section 7 of the Option Agreement provides that Kenora enter into a lease agreement with Parkside for a period of 20 years; and

D. This Lease Agreement reserves to Kenora for its benefit all title to the surface estate in the Property, subject to Parkside's having a right, license, and easement to enter upon, use, and occupy in perpetuity so much of the Property as is reasonably necessary for the purpose of exploration for, or development and mining of, minerals on or underlying the Property, including, without limitation, the right to cut, remove and use any timber or trees on the land, if not reserved by the Crown, use any stone, sand, gravel, clay, earth and other material from the Property for use in Parkside's operations, exercise any water

                                                                  Schedule D - 2
                                                                      Shoal Lake

         rights, and remove and use any water or aggregate found in, on, or under the Property.

                  NOW THEREFORE, in consideration of One Dollar ($1.00) now paid by Parkside to Kenora, the receipt and sufficiency of which is hereby acknowledged, and further in consideration of the mutual covenants, agreements and promises herein contained, the parties hereto agree as follows:

1. RIGHT TO USE SURFACE. Kenora grants to Parkside the sole and exclusive right to use the Property for the purpose of prospecting, exploring, developing, and mining the Property, and for other purposes more particularly set out in this Agreement and the Option Agreement.

2. TERM. This Agreement shall be for a term of 20 years commencing from the date hereof and so long thereafter as Parkside, its successors or permitted assigns, are conducting mining operations on a commercial basis on all or any part of the Property, subject to earlier termination upon the earlier of the date upon which Parkside surrenders this Agreement or the date upon which the Option expires or terminates in accordance with the terms of the Option Agreement.

3. RENT. Parkside shall pay to Kenora, as rent, $250 upon the date of the execution of this Agreement and a like amount upon each anniversary of the date of this Agreement.

4. OPERATIONS. (a) During the term of this Agreement, Parkside shall have free and unrestricted access to the Property, and shall have the right:
         (i) to explore, develop, and mine the Property, (ii) to remove all minerals, metals, oil and gas, ores, air, water, waste, and materials from the Property or from other mining properties by means of operations on the Property, (iii) to deposit and store ores, water, waste, and other materials of whatsoever nature including without limitation copper, lead, zinc, silver, gold and uranium from the Property or, subsequent to the exercise of the Option, from other mining properties on the

                                                                  Schedule D - 3
                                                                      Shoal Lake

         Property, and, subject to the foregoing, to use any part of the Property for waste dumps and tailings disposal areas, (iv) to conduct on the Property general mining, milling, processing, and related operations respecting the Property and subsequent to the exercise of the Option, from other mining properties on the Property, and, subject to the foregoing, to use any part of the Property for waste dumps, and tailings disposal areas, and (v) to erect, construct, use, and maintain on the Property such roads, buildings, structures, machinery, equipment, personal property, fixtures, and improvements as may be necessary or convenient for the conduct of Parkside's operations on the Property or on other mining properties.

5. TRANSFER OF TITLE. (a) Kenora shall, from time to time, as and when requested by Parkside, execute and deliver or cause to be executed and delivered all documents, instruments and transfers which are, in the opinion of Parkside, reasonably necessary or advisable to effect legal transfer of the Property or portion thereof to conduct the Operations referred to in paragraph 4. (b) If Parkside surrenders this Agreement or the Option Agreement expires, Parkside shall execute and deliver or cause to be executed and delivered all documents, instruments and transfers which are, in the opinion of Kenora, reasonably necessary or advisable to effect legal transfer of the Property back to Kenora.

6. WATER AND MATERIALS. (a) To the extent the Kenora may do so, Kenora grants Parkside the free use of water from the Property for use in Parkside's operations. (b) to the extent Kenora may do so, Kenora grants to Parkside the free use of timber, stone, sand, and gravel, clay, earth, and other materials from the Property for use in Parkside's operations.

7. PAYMENT OF TAXES. Parkside shall promptly pay all taxes, rates and assessments that are assessed or levied on or in respect of the Property, and for the purpose of the delivery to Parkside of all future notices of such taxes, rates and assessments.

                                                                  Schedule D - 4
                                                                      Shoal Lake

8. INDEMNITY. Parkside hereby indemnifies and saves harmless Kenora and each of its directors, officers, employees, contractors, advisors, servants, agents, independent contractors, or representatives from and against any and all claims, actions, and suits and from and against all liabilities, losses, damages, charges and expenses of every nature and character arising out of, as a result of, or in connection with Parkside's activities on the Property on or after the date of this Agreement, other than as may have arisen from the actions, or the failure to act, of Kenora.

9.       TERMINATION  AND  SURRENDER.  (a) If  Parkside  shall be in  default in observing or performing any of its material obligations under this Agreement, Parkside shall be permitted to remedy such default at any time, in the case of a default in making any payment, during the period of thirty (30) days or, in the case of a default in observing or incurring any other of its material obligations under this Agreement, during the period of ninety days, after a notice has been given by Kenora to Parkside specifying with particularity the nature of, and requiring Parkside to remedy such default. If Parkside does not remedy the default within the applicable time period set out herein, all rights of Parkside (except as provided in section 9 of the Option Agreement) shall terminate and all liabilities and obligations of Parkside (except liabilities existing on the date of termination) shall terminate. (b) Parkside may at any time terminate this Agreement as to all or any part of the Property by delivering to Kenora a good and sufficient surrender of this Agreement or a partial surrender describing that portion of the Property as to which this Agreement is surrendered. Upon surrender or partial surrender to Kenora, all rights of Parkside under this Agreement with respect to that portion of the Property is terminated subject to section 9 of the Option Agreement and paragraph 5 hereof.

10. READ IN CONJUNCTION WITH OPTION AGREEMENT. The Option Agreement is incorporated herein by reference as fully as though contained in the body hereof. Wherever any term or condition, express or implied of the Option Agreement

                                                                  Schedule D - 5
                                                                      Shoal Lake

         conflicts or is at variance with any term or condition of this Agreement, such term or condition of this Agreement shall prevail.

         IN WITNESS WHEREOF the parties hereto have executed this Agreement as of the day and year first above written.

         PARKSIDE 2000 RESOURCES CORP.


         By:
             ----------------------------------------
         (Title:                                     )




         KENORA PROSPECTORS & MINERS, LIMITED


         By:
             ----------------------------------------
         (Title:                                     )